Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis - May 2011

Series Deal Size Expected Maturity	2003-4 $725MM 10/15/2013
Yield	18.59%
Less: Coupon	0.56%
Servicing Fee	1.50%
Net Credit Losses	6.07%
Excess Spread :
May-11	10.46%
April-11	9.49%
March-11	10.19%
Three Month Average Excess Spread	10.05%
Delinquency:
30 to 59 Days	0.70%
60 to 89 Days	0.59%
90+ Days	1.41%
Total	2.70%
Principal Payment Rate	22.68%